Exhibit 2.01


               STOCK PURCHASE AND MERGER AGREEMENT




                              among


                FOURTH FINANCIAL CORPORATION, and
             BANK IV OKLAHOMA, NATIONAL ASSOCIATION
                          as Purchasers





                 SECURITY BANK AND TRUST COMPANY


                               and




                  THE STOCKHOLDERS OF BLACKWELL
                   SECURITY BANCSHARES, INC.,
                           as Sellers










                    Dated as of June 23, 1994


                        TABLE OF CONTENTS

                                                           Page #
                                                           ------

ARTICLE I.          Definitions. . . . . . . . . . . . . . . . .2
  Section 1.1       Definitions. . . . . . . . . . . . . . . . .2
  Section 1.2       Accounting Terms . . . . . . . . . . . . . .5
  Section 1.3       Use of Defined Terms . . . . . . . . . . . .5

ARTICLE II.         Sale and Transfer of Stock; Merger; Closing.6
  Section 2.1       Sale of the Shares . . . . . . . . . . . . .6
  Section 2.2       Purchase Price . . . . . . . . . . . . . . .6
  Section 2.3       Closing. . . . . . . . . . . . . . . . . . .6
  Section 2.4       Closing Deliveries . . . . . . . . . . . . .6

ARTICLE III.        Agreements of the Parties. . . . . . . . . .7
  Section 3.1       Agreements of Fourth and BANK IV . . . . . .7
  Section 3.2       Agreements of Sellers. . . . . . . . . . . .8
  Section 3.3       Divestiture of Real Property . . . . . . . 12

ARTICLE IV.         Representations and Warranties . . . . . . 12
  Section 4.1       Representations and Warranties of
                    Sellers and Bank . . . . . . . . . . . . . 12
  Section 4.2       Representations and Warranties of
                    Fourth and BANK IV . . . . . . . . . . . . 22

ARTICLE V.          Closing Conditions . . . . . . . . . . . . 24
  Section 5.1       Conditions to Obligations of Fourth and
                    BANK IV. . . . . . . . . . . . . . . . . . 24
  Section 5.2       Conditions to Obligations of Sellers and
                    Bank . . . . . . . . . . . . . . . . . . . 25

ARTICLE VI.         Termination of Agreement . . . . . . . . . 26
  Section 6.1       Mutual Consent; Termination Date . . . . . 26
  Section 6.2       Election by Fourth and BANK IV . . . . . . 27
  Section 6.3       Election by Sellers and Bank . . . . . . . 27

ARTICLE VII.        Indemnification. . . . . . . . . . . . . . 27
  Section 7.1       Effect of Closing. . . . . . . . . . . . . 27
  Section 7.2       General Indemnification. . . . . . . . . . 28
  Section 7.3       Procedure. . . . . . . . . . . . . . . . . 28
  Section 7.4       Survival of Representations and
                    Warranties . . . . . . . . . . . . . . . . 29
  Section 7.5       Several Liability of Sellers . . . . . . . 29

ARTICLE VIII.       Escrow . . . . . . . . . . . . . . . . . . 30

ARTICLE IX.         Delivery of Stock Certificates and
                    Appointment of Agents. . . . . . . . . . . 30
  Section 9.1       Delivery of Stock Certificates . . . . . . 30
  Section 9.2       Appointment of Agents. . . . . . . . . . . 30
  Section 9.3       Replacement and Removal of Agents. . . . . 31

ARTICLE X.          Miscellaneous. . . . . . . . . . . . . . . 32
  Section 10.1      Expenses . . . . . . . . . . . . . . . . . 32
  Section 10.2      Notices. . . . . . . . . . . . . . . . . . 32
  Section 10.3      Effect of Fewer than All Sellers
                    Executing Agreement. . . . . . . . . . . . 32
  Section 10.4      Life Insurance Policy. . . . . . . . . . . 32
  Section 10.5      Lease of Office Space. . . . . . . . . . . 32
  Section 10.6      Sale of Adjacent Property. . . . . . . . . 33
  Section 10.7      Time . . . . . . . . . . . . . . . . . . . 33
  Section 10.8      Law Governing. . . . . . . . . . . . . . . 33
  Section 10.9      Entire Agreement; Amendment. . . . . . . . 33
  Section 10.10     Successors and Assigns . . . . . . . . . . 33
  Section 10.11     Cover, Table of Contents, and
                    Headings . . . . . . . . . . . . . . . . . 33
  Section 10.12     Counterparts . . . . . . . . . . . . . . . 34
  Section 10.13     Minimum Number of Sellers. . . . . . . . . 34



                            EXHIBITS


Exhibit "A"    Agreement to Merge
Exhibit "B"    Form of Crowe & Dunlevy legal opinion
Exhibit "C"    Form of William W. Rodgers, Jr. Agreement
Exhibit "D"    Form of James R. Rodgers Consulting and Marketing
               Agreement


               STOCK PURCHASE AND MERGER AGREEMENT




          STOCK PURCHASE AND MERGER AGREEMENT, dated as of June 23, 1994, among FOURTH FINANCIAL CORPORATION, a Kansas corporation ("Fourth"); BANK IV OKLAHOMA, NATIONAL ASSOCIATION, a national banking association ("BANK IV"); SECURITY BANK AND TRUST COMPANY, an Oklahoma banking corporation ("Bank"); and the stockholders of BLACKWELL SECURITY BANCSHARES, INC., an Oklahoma corporation ("BSB"), owning at least 90% of the capital stock of all classes of BSB ("Sellers").


          W I T N E S S E T H: That,
          ___________________

          WHEREAS, Fourth is a bank holding company; and


          WHEREAS, Fourth desires to acquire all, and not less than all, of the issued and outstanding capital stock of all classes of BSB subject to and pursuant to the terms of this Agreement; and


          WHEREAS, BSB owns all of the issued and outstanding capital stock of all classes of the Bank except for directors' qualifying shares, all of which are subject to repurchase agreements in favor of BSB; and


          WHEREAS, the Sellers own an aggregate of at least 90% of the issued and outstanding capital stock of all classes of BSB (the "Shares"); and


          WHEREAS, Fourth desires to merge the Bank into BANK IV, a subsidiary of Fourth, immediately upon Fourth's acquisition of the Shares; and


          WHEREAS, each party hereto believes that the proposed acquisition by Fourth of BSB and Bank pursuant to the terms and conditions of this Agreement and the merger of the Bank into BANK IV would be desirable and in their respective best interests;


          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:


                            ARTICLE I

                           DEFINITIONS


          1.1. Definitions. The following terms as used in this Agreement shall have the following meanings unless the context otherwise requires.


          "Agents" means William W. Rodgers, Jr. and James R.
Rodgers (or any person appointed as successor Agent) acting in their capacity as Agents pursuant to Article IX of this Agreement, and "Agent" refers to either of them.


          "This Agreement" refers to this Stock Purchase and Merger Agreement and all amendments and exhibits hereto.


          "Bank" means the Security Bank and Trust Company, an
Oklahoma banking corporation and a party to this Agreement.


          "BANK IV" means BANK IV Oklahoma, National Association, a national banking association and a party to this Agreement.


          "Bank Holding Company Act" means the federal Bank Holding Company Act of 1956, as amended (12 U.S.C. Section 1841 et seq.), or any successor federal statute, and the rules and regulations of the Board promulgated thereunder, all as the same may be in effect at the time.


          "Bank Stock" refers to the common stock of the Bank, par value $25.00 per share.


          "Board" means the Board of Governors of the Federal
Reserve System or any successor governmental entity which may be granted powers currently exercised by the Board of Governors.


          "BSB" means Blackwell Security Bancshares, Inc., an
Oklahoma corporation.


          "BSB Stock" means the common stock of BSB, par value
$1.00 per share.


          "Closing" shall mean the purchase and sale of the Shares and the consummation of the Merger pursuant to this Agreement.


          "Code" means the Internal Revenue Code of 1986, as amended.


          "Comptroller" means the United States Comptroller of the Currency or any successor governmental agency which may be granted powers currently exercised by the Comptroller of the Currency.


          "Corporations" refers collectively to BSB, the Bank, and all Subsidiaries of either BSB or the Bank, and "Corporation" refers to any one of them.


          "Disclosure Statement" means the Disclosure Statement prepared by the Sellers and the Bank and delivered by the Sellers and the Bank to Fourth and BANK IV prior to the execution and delivery of this Agreement by Fourth.


          "Effective Time" means the date and time on which the Purchase and Merger are effected as more fully defined in this Agreement.


          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, all as the same may be in effect at the time.


          "Escrow Agent" means the Bank, acting as Escrow Agent hereunder pursuant to Article VIII.


          "FDIC" means the Federal Deposit Insurance Corporation or any successor governmental agency which may be granted powers currently exercised by the FDIC.


          "Federal Deposit Insurance Act" means the Federal Deposit Insurance Act, as amended, and the rules and regulations thereunder, all as the same may be in effect at the time.


          "Financial Statements" refers to all of the financial statements described in clause g of Section 4.1 of this Agreement.


          "Fourth" means Fourth Financial Corporation, a Kansas corporation and a party to this Agreement.


          "GAAP" means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their successors which are applicable in the circumstances in question; and the requisite that such principles be applied on a consistent basis means that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.


          "Indemnifying Losses" shall have the meaning set forth in
Section 7.2 of this Agreement.


          "Indemnitee" and "Indemnitees" shall have the meanings set forth in Section 7.2 of this Agreement.


          "Law" or "Laws" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, or any subdivision thereof, or of any court or governmental department, agency, commission, board, bureau, or other instrumentality.


          "Litigation" means any proceeding, claim, lawsuit, and/or investigation being conducted or, to the best of the knowledge of the person or corporation making the representation, threatened before any court or other tribunal, including, but not limited to, proceedings, claims, lawsuits, and/or investigations, under or pursuant to any occupational safety and health, banking, antitrust, securities, tax, or other Laws, or under or pursuant to any contract, agreement, or other instrument.


          "Merger" means the merger of the Bank into BANK IV pursuant to the Merger Agreement.


          "Merger Agreement" means the Agreement to Merge, substantially in the form of Exhibit "A" hereto.


          "Permitted Contract" means a contract or agreement, written or oral, between a Corporation, on the one hand, and a person other than a customer of the Bank or another financial institution, on the other hand, which (i) was entered into in the ordinary course of business, (ii) may be terminated by Fourth or BANK IV after the Effective Time on no more than 30 days' prior notice, (iii) provides for a payment of no more than $500 in any calendar month by a Corporation, and (iv) provides for no payment upon termination in excess of $500.


          "Purchase" means the purchase of Shares at the Closing from Sellers by Fourth pursuant to this Agreement.


          "Sellers" refers collectively to all of the persons executing this Agreement at any time as Sellers, and "Seller" refers to any one of them.


          "Shares" means collectively all of the 216,701 issued and outstanding shares of BSB Stock.


          "Subsidiary" means any corporation fifty percent or more of the common stock or other form of equity of which shall be owned, directly or indirectly, by another corporation.


          1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with that applied in the preparation of the financial statements submitted pursuant to this Agreement, and all financial statements submitted pursuant to this Agreement shall be prepared in all material respects in accordance with such principles except as provided in Section 4.1g of this Agreement.


          1.3. Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in any other agreement, document, or certificate made or delivered pursuant to this Agreement, unless the context otherwise requires.


                           ARTICLE II

           SALE AND TRANSFER OF STOCK; MERGER; CLOSING


          2.1. Sale of the Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, transfer, and deliver to Fourth, and Fourth shall purchase, all of the Shares of BSB Stock owned by them for the Stock Purchase Price.


          2.2. Purchase Price. (a) The total purchase price for all of the Shares shall be the difference between $7,900,000 and the aggregate after-tax cost of the environmental clean-up costs described in Section 3.3; however, if the Closing has not occurred on or before October 1, 1994, the purchase price will be increased by the product of the average daily after-tax income of the Bank for the three-month period ended September 30, 1994 (excluding the effect of any accounting entries made in contemplation of the Merger) multiplied by the number of days between October 1, 1994 and the date the Closing occurs.

          (b) Merger. Subject to the terms and conditions of this Agreement, at the Closing, the Merger shall be effected.


          2.3. Closing. The Closing shall take place at the offices of Foulston & Siefkin, 700 Fourth Financial Center, Wichita, Kansas, at 10:00 a.m., or at such other time or place as the parties may agree, on a date selected by Fourth upon giving reasonable notice to Sellers, which, unless otherwise agreed, shall be not later than 30 business days following the receipt of the final regulatory approval required to effect the purchase of the Shares and the expiration of all required waiting periods. The parties agree to exert their best efforts to cause the Closing to occur on or before October 31, 1994.


          2.4.   Closing Deliveries.  At the Closing:


                 a.   Sellers shall deliver to Fourth:

                      (i)    certificates representing all of the
                 Shares, endorsed for transfer to Fourth, free and clear of all encumbrances, liens, security interests, claims, and equities whatsoever, duly endorsed for transfer or accompanied by duly executed stock powers or assignment forms;

                      (ii)   such other documents including
                 officers' certificates as may be required by this Agreement or reasonably requested by Fourth; and

                      (iii)  the opinion of Crowe & Dunlevy,
                 counsel to Sellers and the Bank, substantially in the form of Exhibit "B" hereto, with the opinion of James R. Rodgers attached thereto.


                 b.   Fourth shall deliver to the Sellers, by
          delivery to the Agents, immediately available funds in the total amount of the aggregate purchase price for all of the Shares being purchased hereunder.


                 c. The Merger shall be consummated by the Bank and BANK IV at the expense of BANK IV.


                           ARTICLE III

                    AGREEMENTS OF THE PARTIES


          3.1.   Agreements of Fourth and BANK IV.


                 a. Prior to the Effective Time, Fourth and BANK IV, separately and with the other parties hereto, shall use their best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (1) the prior approval of the Board under the Bank Holding Company Act for the acquisition by Fourth of direct or indirect ownership, control or power to vote 100% of the voting shares of the Bank, (2) the approval of the Comptroller to merge the Bank into BANK IV, and (3) all other consents and approvals of government agencies as are required by Law or otherwise, and shall do any and all acts and things deemed by Fourth to be necessary or appropriate in order to cause the Purchase and the Merger to be consummated on the terms provided herein as promptly as practicable.


          3.2.   Agreements of Sellers.


                 a.   Prior to the Closing, Sellers shall not
          permit any of the Corporations to, except with the prior written consent of Fourth and BANK IV or as otherwise provided in this Agreement:

                      (1)  Amend its certificate of incorporation,
                 bylaws, or other charter documents, make any change in its authorized, issued, or outstanding capital stock, grant any stock options or right to acquire shares of any class of its capital stock or any security convertible into any class of capital stock, purchase, redeem, retire, or otherwise acquire (otherwise than in a fiduciary capacity) any shares of any class of its capital stock or any security convertible into any class of its capital stock, or agree to do any of the foregoing;

                      (2)  Declare, set aside, or pay any dividend
                 or other distribution in respect of any class of its capital stock;

                      (3)  Adopt, enter into, or amend materially
                 any employment contract or any bonus, stock option, profit sharing, pension, retirement, incentive, or similar employee benefit program or arrangement or grant any salary or wage increase, except: (a) normal individual increases in compensation to employees in accordance with established employee procedures of the Corporations; (b) bonuses in a maximum aggregate amount of $50,000; and (c) payments in accordance with the Fourth Financial Corporation Acquisition Severance Schedule previously furnished to Sellers;

                      (4)  Incur any indebtedness for borrowed
                 money (except for federal funds, repurchase agreements entered into in the ordinary and usual course of business, deposits received by Bank, endorsement, for collection or deposit, of negotiable instruments received in the ordinary and usual course of business, and issuance of letters of credit by Bank in the ordinary and usual course of business), assume, guarantee, endorse, or otherwise as an accommodation become liable or responsible for obligations of any other individual, firm, or corporation;

                      (5)  Pay or incur any obligation or
                 liability, absolute or contingent, other than liabilities incurred in the ordinary and usual course of business of the Corporations;

                      (6)  Except for transactions in the ordinary
                 and usual course of business of Bank, mortgage, pledge, or subject to lien or other encumbrance any of its properties or assets;

                      (7)  Except for transactions in the ordinary
                 and usual course of business of Bank (including, without limitation, sales of assets acquired by the Bank in the course of collecting loans), sell, lease, or transfer any of its properties or assets or cancel, release, or assign any indebtedness owed to it or any claims held by it;

                      (8)  Make any investment of a capital nature
                 in excess of $25,000 for any one item or group of similar items either by the purchase of stock or securities (not including bonds or collateralized mortgage obligations purchased in the ordinary and usual course of business by Bank), contributions to capital, property transfers, or otherwise, or by the purchase of any property or assets of any other individual, firm, or corporation;

                      (9)  Enter into any other agreement not in
                 the ordinary and usual course of business;

                      (10) Merge or consolidate with any other
                 corporation, acquire any stock (except in a fiduciary capacity), solicit any offers for any Bank Stock, BSB Stock, or BSB preferred stock, or a substantial portion of the assets of Bank or, except in the ordinary course of business, acquire any assets of any other person, corporation, or other business organization, or enter into any discussions with any person concerning, or agree to do, any of the foregoing;

                      (11) Reduce the Bank's loan loss reserve for
                 any reason other than to reflect actual loan losses; or

                      (12) Enter into any transaction or take any
                 action which would, if effected prior to the Effective Time, constitute a breach of any of the representations, warranties, or covenants contained in this Agreement.


                 b. Prior to the Effective Time, Sellers shall cause each of the Corporations to conduct its respective business in the ordinary and usual course as heretofore conducted and to use its best efforts (1) to preserve its business and business organization intact, (2) to keep available to Fourth and BANK IV the services of the present officers and employees of the Bank, (3) to preserve the good will of customers and others having business relations with the Bank, (4) to maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted), (5) to comply with all Laws applicable to it and the conduct of its businesses, (6) to keep in force at not less than their present limits all existing policies of insurance,
          (7) to make no material changes in the customary terms and conditions upon which it does business, (8) to duly and timely file all reports, tax returns, and other documents required to be filed with federal, state, local, and other authorities, and (9) unless it is contesting the same in good faith and has established reasonable reserves therefor, to pay when required to be paid all taxes indicated by tax returns so filed or otherwise lawfully levied or assessed upon it or any of its properties and to withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which it believes in good faith to be required by law to be so withheld or collected.


                 c. Prior to the Effective Time, Sellers shall cause the Corporations, to the extent permitted by Law, to give Fourth, BANK IV, and their counsel and accountants full access, during normal business hours and upon reasonable notice, to their respective properties, books, and records, and to furnish Fourth and BANK IV during such period with all such information concerning their affairs as either of them may reasonably request. Except for matters expressly disclosed in the Disclosure Statement, the availability or actual delivery of information about the Corporations to Fourth and BANK IV shall not affect the covenants, representations, and warranties of the Corporations contained in this Agreement. Except for information disclosed in the course of obtaining governmental approvals, Fourth and BANK IV shall treat as confidential all such information in the same manner as Fourth and BANK IV treat similar confidential information of its own and, if this Agreement is terminated, Fourth and BANK IV shall continue to treat all such information obtained in such investigation and not otherwise known to Fourth or BANK IV, or already in the public domain, as confidential and shall return such documents theretofore delivered by the Corporations to Fourth and BANK IV as the Corporations shall request.


                 d.   Sellers shall cause BSB and the Bank,
          separately and jointly with each other and with Fourth and BANK IV, to each use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (1) the prior approval of the Board under the Act for the acquisition by Fourth of direct or indirect ownership, control or power to vote 100% of the voting shares of the Bank, (2) the prior approval of the Comptroller of the Merger, and (3) all other consents and approvals of government agencies as are required by Law or otherwise, and shall do any and all acts and things reasonably deemed by Fourth, BANK IV, or the Corporations to be necessary or appropriate in order to cause the Purchase and the Merger to be consummated on the terms provided herein as promptly as practicable.


                 e.   Each Seller agrees not to sell, pledge,
          encumber, or otherwise hypothecate or transfer any shares of BSB Stock prior to the Effective Time.


                 f. From the date hereof through the Effective Time, Sellers shall cause the Bank to give BANK IV one business day's advance notice by telephone or facsimile to Robert Peterson, Assistant Vice President of BANK IV Kansas, National Association, of all proposed securities purchases or sales involving an aggregate price of $100,000 or more. BANK IV shall not unreasonably object to any such purchases or sales. If no objection is received within such period of one business day, then the Bank may proceed to make the proposed purchases or sales.


                 g. At or prior to the Effective Time, Sellers shall cause BSB to acquire all shares of outstanding Bank Stock not then owned by BSB, pursuant to existing repurchase agreements.


          3.3. Environmental Clean-Up; Divestiture of Real Property. Immediately prior to the Closing, Sellers or their designees shall purchase from the Bank the real property located at Ninth and Doolin in Blackwell, Oklahoma, for a cash purchase price in the amount of $90,000 (which is the book value of such property as of May 31, 1994) plus the total after-tax amount the Bank shall have spent on environmental remediation activities relating to such property. At such time following the Closing as the Sellers or their designees shall have remediated, in accordance with all applicable Laws and to the reasonable, good faith satisfaction of Fourth and BANK IV, any environmental contamination on such real property resulting from the underground storage tanks located thereon, including the removal of such underground storage tanks, the Sellers or their designees shall sell to BANK IV, and BANK IV shall purchase, such real property for a cash purchase price equal to the then current book value of such property (not including any amount spent before or after Closing on environmental remediation activities) plus any after-tax non-environmental ownership expenses, net of all income earned with respect to such property, incurred by the Sellers or their designees between the Closing and the date of purchase by BANK IV of such real property.


                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES


          4.1.   Representations and Warranties of Sellers and
Bank. Except as disclosed in the Disclosure Statement, Sellers and Bank jointly and severally represent and warrant to Fourth and BANK IV as follows:


                 a. Organization, Good Standing, and Authority. BSB is a bank holding company duly registered pursuant to the Bank Holding Company Act. Each of the Corporations (other than Blackwell Security Business Trust) is a corporation or bank duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and each has all requisite corporate power and authority to conduct its business as it is now conducted, to own its properties and assets, and to lease properties used in its business. Blackwell Security Business Trust is a business trust duly organized, validly existing, and in good standing under the laws of the State of Oklahoma and has full power and authority to conduct its business as it is now conducted, to own its properties and assets, and to lease property used in its business. None of the Corporations has any Subsidiaries except: (i) Bank and Blackwell Security Business Trust are subsidiaries of BSB;, and (ii) Blackwell Security Insurance Agency, Inc. is a Subsidiary of Blackwell Security Business Trust. None of the Corporations is in violation of its charter documents or bylaws, or of any applicable Law in any material respect, or in default in any material respect under any material agreement, indenture, lease, or other document to which it is a party or by which it is bound. The deposits of Bank are insured by the FDIC to the extent provided by the Federal Deposit Insurance Act and Bank has paid all assessments and filed all reports required to be filed under the Federal Deposit Insurance Act.


                 b. Binding Obligations; Due Authorization. This Agreement constitutes the valid and binding obligations of each Seller and Bank, and the Merger Agreement constitutes the valid and binding obligation of Bank, each enforceable against each of them in accordance with the terms hereof and thereof, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally.


                 c. Absence of Default. The execution and the delivery of this Agreement and the Merger Agreement, the sale of the Shares, the Merger, and the consummation of the other transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof, will not (1) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of any of the Corporations or under any agreement or instrument under which any of the Corporations or any of the Sellers is obligated, or (2) violate any Law to which any of the Corporations or any of the Sellers is subject.


                 d.   Capitalization.  BSB is authorized to issue:
          (i) 500,000 shares of common stock, par value $1.00 per share, of which 216,701 shares are validly issued and outstanding and 23,299 shares are held as treasury shares; and (ii) 10,000 shares of preferred stock, par value $52.50 per share, none of which is issued. The Bank is authorized to issue 48,000 shares of capital stock, par value $25.00 per share, all of which is issued and outstanding. Blackwell Security Insurance Agency, Inc. is authorized to issue 3,000 shares of common stock, par value $1.00 per share, of which 500 shares are validly issued and outstanding. Blackwell Security Business Trust is authorized to issue 750 shares of beneficial interest, par value $1.00 per share, of which 500 shares are validly issued and outstanding. BSB is the owner, free and clear of all encumbrances, liens, security interests, and claims whatsoever, of all 48,000 shares of Bank Stock, except for 280 shares of directors' qualifying shares, all of which are subject to repurchase agreements in favor of BSB, and all 750 shares of beneficial interest of Blackwell Security Business Trust.

          Blackwell Security Business Trust is the owner of all 500 shares of common stock of Blackwell Security Insurance
          Agency, Inc., free and clear of all encumbrances, liens, security interests, and claims whatsoever.


                 e. Charter Documents. True and correct copies of the charter documents and bylaws of each of the Corporations, with all amendments thereto, are included in the Disclosure Statement as Exhibits "E-1" to "E-8."


                 f. Options, Warrants, and Other Rights. None of the Corporations has outstanding any options, warrants, or rights of any kind requiring it to sell or issue to anyone any capital stock of any class and none of the Corporations has agreed to issue or sell any additional shares of its capital stock.


                 g.   Financial Statements.  Included in the
          Disclosure Statement as Exhibits "G-1" through "G-4" are true and complete copies of the following financial statements, all of which are true and complete in all material respects and have been prepared in all material respects in accordance with GAAP and all applicable regulatory accounting principles consistently followed throughout the periods indicated, subject in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which if presented would not differ materially from those included in the most recent year-end financial statements):

                      (1)  Unaudited Financial Statements of BSB
                 as of December 31, 1993, and 1992, and for the fiscal years then ended and notes thereto;

                      (2)  Unaudited financial statements of
                 Bank, as of December 31, 1993, and 1992, and for the fiscal years then ended;

                      (3)  Consolidated Reports of Condition and
                 Income as of March 31, June 30, September 30, and December 31, 1993, and March 31, 1994, as filed by the Bank with the FDIC; and

                      (4)  Annual Reports on Form FR Y-6 filed by
                 BSB with the Board for the years ended December
                 31, 1992 and 1993.


          As soon as practicable between the date hereof and the Effective Time, the Corporations will deliver to Fourth copies of monthly operating statements and monthly securities inventory reports of Bank and of all reports filed by any of them with any regulatory agencies. The books of account of each of the Corporations and each of the Financial Statements fairly and correctly reflect and, when delivered, will reflect in all material respects in accordance with GAAP and all applicable rules and regulations of regulatory agencies applied on a consistent basis, the respective incomes, expenses, assets, and liabilities, absolute or contingent, of each of the Corporations (except for the absence in the monthly operating statements of the Bank of certain information and footnotes normally included in financial statements prepared in accordance with GAAP). There have been, and prior to the Effective Time there will be, no material changes in the financial condition of Bank or BSB from December 31, 1993, other than changes made in the usual and ordinary conduct of the businesses of the Corporations, none of which has been or will be materially adverse and all of which have been or will be recorded in the books of account of the Corporations; and except as specifically permitted by this Agreement, there have been, and prior to the Effective Time there will be, no substantial changes in the respective businesses, assets, properties, or liabilities, absolute or contingent, of any of the Corporations, or in their respective condition, financial or otherwise, from the date of the most recent of the Financial Statements that has been delivered to Fourth and BANK IV on the date hereof other than changes occurring in the usual and ordinary conduct of the business of the Corporations, none of which has been or will be materially adverse and all of which have been or will be recorded in the respective books of account of the Corporations. None of the Corporations has any contingent liabilities, other than letters of credit and similar obligations of the Bank incurred in the ordinary course of business, that are not described in or reserved against in the Financial Statements listed above.


                 h. Properties. Exhibit "H" to the Disclosure Statement is a complete list of all real estate owned or leased by any of the Corporations. Bank has good and marketable title in fee simple to all lands and buildings described in the Disclosure Statement as being owned by it, free and clear of all liens, encumbrances, and charges, except for current taxes and assessments not delinquent and liens, encumbrances, and charges shown in its records and books of account which are not substantial in character or amount in the aggregate and in the aggregate do not materially detract from the value or materially interfere with the use of the properties subject thereto or affected thereby. All leases of real property to which Bank is a party as lessee, complete copies of each of which with all amendments thereto are included in Exhibit "H" to the Disclosure Statement, are each valid and enforceable in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally, and there has been no material default by any party thereto. No zoning ordinance prohibits, interferes with, or materially impairs the usefulness of any of the real property and buildings thereon owned or used by Bank for the purposes for which it is now being used; and all the premises owned or leased by Bank are in good operating condition and repair, normal wear and tear excepted.


                 i.   Personal Property.  Bank has good and
          marketable title to all of the machinery, equipment, materials, supplies, and other property of every kind, tangible or intangible, contained in its offices and other facilities or shown as assets in its records and books of account, free and clear of all liens, encumbrances, and charges. All leases of personal property to which any of the Corporations is a party as lessee are valid and enforceable in accordance with their terms, and there has been no material default by any party thereto. All of such personal property owned or leased by any of the Corporations is in good operating condition, normal wear and tear excepted.


                 j. Taxes. The Corporations have filed all tax returns and reports required to be filed with the United States Government and with all states and political subdivisions thereof where any such returns or reports are required to be filed and where the failure to file such return or report would subject any of the Corporations to any material liability or penalty. All taxes imposed by the United States, or by any foreign country, or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due and payable by any of the Corporations have been paid in full or adequately provided for by reserves shown in the records and books of account of the Corporations and in the Financial Statements. No extension of time for the assessment of deficiencies for any years is in effect. None of the Corporations has any knowledge of any unassessed tax deficiency proposed or threatened against any of them.


                 k. Contracts. Other than Permitted Contracts and agreements with customers of the Bank and with financial institutions entered into by the Bank in the ordinary course of its banking business, attached to the Disclosure Statement as Exhibit "K" is a list of all material contracts and other agreements and arrangements, both written and oral, to which any Corporation is a party and which involve $10,000 or more, which affect or pertain to the operation of their respective businesses. To the best knowledge of Sellers, all parties thereto have in all material respects performed, and are in good standing with respect to, all the material obligations required to be performed under all such contracts and other agreements and arrangements, and no obligation with respect thereto is overdue. All of the material agreements of the Corporations, including without limitation the agreements disclosed in writing pursuant to this clause (k), are valid, binding, and enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally. Except as otherwise noted in Exhibit "K" to the Disclosure Statement, no contract, lease, or other agreement or arrangement to which a Corporation is a party or as to which its assets is subject requires the consent of any third party in connection with this Agreement. Except as described in Exhibit "K" to the Disclosure Statement, neither any Corporation nor any Seller has any knowledge of any threatened cancellation of, any outstanding disputes or default under, or of any basis for any claim of breach or default of, any lease, contract, or other agreement or arrangement to which any of the Corporations is a party. Except for Permitted Contracts and except as set forth in Exhibits "K" and "L-2" to the Disclosure Statement, no Corporation is a party to:

                      (1)  Any contract for the purchase or sale
                 of any materials, or supplies which contains any escalator, renegotiation, or redetermination clause or which commits it for a fixed term;

                      (2)  Any contract of employment with any
                 officer or employee not terminable at will without liability on account of such termination;

                      (3)  Any management or consultation
                 agreement not terminable at will without liability on account of such termination;

                      (4)  Any license, royalty, or union
                 agreement, or loan agreement in which a
                 Corporation is the borrower;

                      (5)  Any contract, accepted order, or
                 commitment for the purchase or sale of materials, services, or supplies having a total remaining contract price in excess of $10,000;

                      (6)  Any contract containing any
                 restrictions on any party thereto competing with any Corporation or any other person;

                      (7)  Any other agreement which materially
                 affects the business, properties, or assets of any Corporation or which was entered into other than in the ordinary and usual course of business; or

                      (8)  Any letter of credit or commitment to
                 make any loan or group of loans to related parties in an amount in excess of $100,000.

          None of the Corporations' agreements described in this clause "k" is reasonably anticipated by either Bank or BSB to result in a loss to any of the Corporations.


                 l. Labor Relations; Employees; ERISA. None of the Corporations is a party to or affected by any collective bargaining agreement, nor is any Corporation a party to any pending or, to the best knowledge of Sellers, threatened labor dispute, organizational efforts, or labor negotiations. Each of the Corporations has complied in all material respects with all applicable Laws relating to the employment of labor, including, but not limited to, the provisions thereof relating to wages, hours, collective bargaining, payment of social security taxes, and equal employment opportunity, the violation of which would have a materially adverse impact on their respective businesses. None of the Corporations is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Except for a noncontributory defined contribution profit sharing plan (the "Profit Sharing Plan") a true and complete copy of which, with all amendments thereto, is Exhibit "L-1" to the Disclosure Statement, none of the Corporations has any written or oral retirement, pension, profit sharing, stock option, bonus, or other employee benefit plan or practice other than group health and accident insurance. The Profit Sharing Plan is in material compliance with ERISA and the Code and is the subject of a determination by the Internal Revenue Service that it is a "qualified plan" within the meaning of Section 401(a) of the Code, and that the trust thereunder is a trust exempt from tax under Section 501 of the Code. None of the Corporations nor any Seller knows of any facts or circumstances that could adversely affect the status of the Profit Sharing Plan as such a plan or the trust as such a trust. All accrued contributions and other payments required to be made by the Bank under such plan have been made or reserves adequate for such purposes have been set aside therefor. None of the Corporations has violated in any material respect any of the provisions of ERISA, and none of them has engaged in any "prohibited transactions" as such term is defined in Section 406 of ERISA. There is no employee of any of the Corporations whose employment is not terminable at will without severance pay or other penalty or compensation other than the Agreement, dated October 10, 1984, between the Bank and William W. Rodgers, Jr., a true and complete copy of which is Exhibit "L-2" to the Disclosure Statement.


                 m.   Government Authorizations.  Each of the
          Corporations has all permits, charters, licenses, orders, and approvals of every federal, state, local, or foreign governmental or regulatory body required in order to permit it to carry on its business substantially as presently conducted. All such licenses, permits, charters, orders, and approvals are in full force and effect, and, to the knowledge of BSB, the Sellers, or any Corporation, no suspension or cancellation of any of them is threatened and none of the Corporations knows of any fact or circumstance that will interfere with or adversely affect the renewal of any of such licenses, permits, charters, orders, or approvals; and none of such permits, charters, licenses, orders, and approvals will be affected by the consummation of the transactions contemplated by this Agreement.


                 n. Insurance. Exhibit "N" to the Disclosure Statement is a complete list of all insurance policies presently in effect and in effect during the past three years. All the insurance policies and bonds currently maintained by any of the Corporations are in full force and effect.


                 o. Litigation. Exhibit "O" to the Disclosure Statement contains a true and complete list and brief description of all pending or, to the knowledge of any of the Corporations or Sellers, threatened, Litigation to which any of the Corporations is or would be a party or to which any of their assets is or would be subject. Except as described on Exhibit "O" to the Disclosure Statement, none of the Corporations is a party to any Litigation other than routine litigation commenced by Bank to enforce obligations of borrowers in which no counterclaims for any material amounts of money have been asserted or, to the knowledge of the Corporations, threatened.


                 p.   Brokers or Finders.  No broker, agent,
          finder, consultant, or other party (other than legal and accounting advisors) has been retained by any of the Corporations or is entitled to be paid based upon any agreements, arrangements, or understandings made by any of the Corporations or any Seller in connection with any of the transactions contemplated by this Agreement.


                 q. Stockholder Matters. Exhibit "Q" to the Disclosure Statement accurately sets forth after the name of each Seller the number of shares of BSB Stock being sold by such Seller, in each case owned by such Seller, free and clear of all liens, encumbrances, claims, and equities which would impair the right of the Seller to sell such shares to Fourth under this Agreement; provided, however, that no Seller makes any representation or warranty as to the shares of BSB Stock owned by any other Seller.


                 r.   Environmental Compliance.  Each of the
          Corporations is in material compliance with all relevant Laws concerning conservation and protection of the environment. Except as described in Exhibit "R" to the Disclosure Statement, no real or personal property owned or leased by any of the Corporations at any time is now being used or has at any time in the past ever been used for the storage (whether permanent or temporary), by any of the Corporations, or to the knowledge of Sellers, by third parties, disposal, or handling of any hazardous materials, hazardous waste, hazardous substance, contaminant, or pollutant, nor are any such materials, waste, substance, contaminant, or pollutant located in, on, under, or at the real or personal property owned, leased, or used by any of the Corporations.


                 s. Employment of Aliens. Bank is in material compliance with the Immigration and Control Act of 1986.


                 t. Notes and Leases. All promissory notes and leases owned by the Bank at the Effective Time will represent bona fide indebtedness or obligations to the Bank and are and will be fully enforceable in accordance with their terms without valid set-offs or counterclaims, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws and equitable principles affecting creditors' rights generally; provided, however, no representation or warranty is made in this Agreement as to the collectibility of such notes and leases.


                 u.   No Misrepresentations.  Neither this
          Agreement, the Disclosure Statement, the Financial Statements, nor any other letter, certificate, statement, or document furnished or to be furnished to Fourth or BANK IV by or on behalf of the Sellers or Bank, or any of them, pursuant to or in connection with this Agreement and the transactions contemplated hereby, when considered in conjunction with all other information and documents furnished to Fourth and BANK IV hereunder, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.


                 v. Updating of Representations and Warranties. Between the date hereof and the Effective Time, the Sellers and Bank will promptly disclose to Fourth and BANK IV in writing any information of which any of them has actual knowledge (1) concerning any event that would render any representation or warranty of the Sellers or Bank untrue in any material respect if made as to the date of such event, (2) which renders any information set forth in the Agreement or the Disclosure Statement no longer correct in all material respects, or (3) which arises after the date hereof and which would have been required to be included in this Agreement or Disclosure Statement if such information had existed on the date hereof.


                 w. True at Effective Time. Except as otherwise specifically provided in this Agreement, all of the representations and warranties set forth above will be true and correct at the Effective Time with the same force and effect as though such representations and warranties had been made at the Effective Time.


          4.2.   Representations and Warranties of Fourth and
BANK IV. Fourth and BANK IV jointly and severally represent and warrant to the Sellers and Bank, and each of them, as follows:


                 a. Organization, Good Standing, and Authority. Fourth is a bank holding company duly registered pursuant to the Bank Holding Company Act. Each of Fourth and BANK IV is a corporation or bank duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and each has all requisite corporate power and authority to conduct its business as it is now conducted, to own its properties and assets, and to lease properties used in its business.

          Neither Fourth nor BANK IV is in violation of its charter documents or bylaws, or of any applicable Law in any material respect, or in default in any material respect under any material agreement, indenture, lease, or other document to which it is a party or by which it is bound.


                 b. Binding Obligations; Due Authorization. This Agreement and the Merger Agreement constitute the valid and binding obligations of Fourth and BANK IV, each enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally. The execution, delivery, and performance of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby have been duly authorized by the boards of directors of Fourth and BANK IV.


                 c. Absence of Default. None of the execution or the delivery of this Agreement or the Merger Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will (1) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a default under the charter documents or bylaws of Fourth or BANK IV or under any agreement or instrument under which Fourth or BANK IV is obligated, or (2) violate any Law to which either of them is subject.


                 d.   Brokers or Finders.  No broker, agent,
          finder, consultant, or other party (other than legal and accounting advisors) has been retained by Fourth or BANK IV or is entitled to be paid based upon any agreements, arrangements, or understandings made by Fourth or BANK IV in connection with any of the transactions contemplated by this Agreement.


                            ARTICLE V


                       CLOSING CONDITIONS


          5.1.   Conditions to Obligations of Fourth and BANK IV.
The obligations of Fourth and BANK IV to purchase any of the Shares or to effect the Merger shall be subject to the following conditions which may, to the extent permitted by Law, be waived by Fourth and BANK IV at their option:


                 a. Absence of Litigation. No order, judgment, or decree shall be outstanding restraining or enjoining consummation of the purchase of the Shares or the Merger; and no Litigation shall be pending or threatened in which it is sought to restrain or prohibit the purchase of the Shares or the consummation of the Merger or to obtain substantial monetary or other relief against one or more of the parties hereto in connection with this Agreement.


                 b.   Regulatory Approvals.  All required
          governmental consents and approvals, including those of the Board and the Comptroller, shall have been procured (and shall continue to be in effect) and all other requirements prescribed by Law shall have been satisfied, which are necessary for (1) the consummation of the purchase of the Shares, the Merger, and the other transactions contemplated hereby; (2) the continuation, directly or indirectly, by BANK IV of the business of Bank after the Effective Time as such business is carried on immediately prior to the Effective Time; and (3) BANK IV to have and exercise the full right of ownership with respect to all property owned by Bank which is material to the operations of Bank.


                 c. Minimum Net Worth of BSB. Fourth shall be reasonably satisfied that the consolidated stockholder's equity of BSB as of the end of the month immediately preceding the Effective Time, computed in accordance with GAAP, excluding any effect of the application of F.A.S. 115 and with an adequate loan loss reserve, shall be not less than $6,800,000.


                 d. Opinion of Counsel. Fourth and BANK IV shall have received the opinion of Crowe & Dunlevy, counsel to Bank and the Sellers, substantially in the form of Exhibit "B" hereto.


                 e. Representations and Warranties; Covenants. The representations and warranties of Bank and of the Sellers contained in Section 4.1 of this Agreement shall have been true and correct in all material respects on the date made and shall be true and correct in all material respects at the Effective Time as though made at such time, excepting any changes occurring in the ordinary course of business, none of which shall have been materially adverse, and excepting any changes contemplated or permitted by this Agreement. Sellers and Bank shall each have performed all of their obligations under this Agreement and the Merger Agreement.


                 f. Certificates. Sellers and Bank shall have delivered to Fourth and BANK IV a certificate, in form and substance satisfactory to Fourth and BANK IV, dated the Effective Time and signed by the chief executive officer and chief financial officer of BSB and the Bank, certifying in such detail as Fourth and BANK IV may reasonably request the fulfillment of the foregoing conditions.


                 g. Resignations. Sellers shall have delivered to Fourth and BANK IV the written resignations, effective at the Effective Time, of those officers and directors of the Corporations as Fourth and BANK IV shall have requested at least two business days prior to the Effective Time.


                 h. Agreements. William W. Rodgers and James R. Rodgers shall have entered into an Agreement and a Consulting and Marketing Agreement, substantially in the form of Exhibits "C" and "D" hereto, respectively.


          5.2.   Conditions to Obligations of Sellers and Bank.
The obligation of Sellers to sell the Shares and to consummate the transactions contemplated hereby, and the obligation of the Bank to consummate the Merger shall both be subject to the following conditions which may, to the extent permitted by Law, be waived by Sellers (by the Agents acting for all Sellers jointly) or Bank, as the case may be, at their option:


                 a. General. Each of the conditions specified in clauses a and b of Section 5.1 shall have occurred and be continuing.


                 b. Representations and Warranties; Covenants. The representations and warranties of Fourth and BANK IV contained in Section 4.2 of this Agreement shall have been true and correct in all material respects on the date made and shall be true and correct in all material respects at the Effective Time as though made at such time. Fourth and BANK IV shall each have duly performed all of its obligations under this Agreement.


                 c. Agreements. BANK IV shall have executed and delivered an Agreement and a Consulting and Marketing
          Agreement, substantially in the form of Exhibits "C" and "D" hereto, respectively.


                           ARTICLE VI

                    TERMINATION OF AGREEMENT


          6.1. Mutual Consent; Termination Date. This Agreement and the Merger Agreement shall terminate at any time when the parties hereto mutually agree in writing. This Agreement and the Merger Agreement may also be terminated at the election of either Sellers and Bank (by the Agents acting for all Sellers and Bank jointly) or Fourth and BANK IV, upon written notice from the party electing to terminate this Agreement and the Merger Agreement to the other party if, without fault on the part of the party electing to terminate this Agreement and the Merger Agreement, there has been a denial of a requisite governmental approval or consent required to effect the purchase of the Shares and the Merger and consummate the transactions contemplated hereby and by the Merger Agreement except upon terms reasonably deemed onerous by Fourth and BANK IV. Unless extended by written agreement of the parties, this Agreement and the Merger Agreement shall terminate if all conditions to the obligations of the parties hereto have not occurred on or before November 30, 1994.


          6.2. Election by Fourth and BANK IV. This Agreement and the Merger Agreement shall terminate at Fourth's and BANK IV's joint election, upon written notice from Fourth and BANK IV to Sellers and Bank if any one or more of the following events shall occur and shall not have been remedied to the satisfaction of Fourth and BANK IV within 30 days after written notice is delivered to Sellers and Bank: (a) there shall have been any material breach of any of the obligations, covenants, or warranties of any of the Sellers or Bank hereunder; or (b) there shall have been any written representation or statement furnished by the Sellers or Bank hereunder which at the time furnished is false or misleading in any material respect in relation to the size and scope of the transactions contemplated by this Agreement.


          6.3. Election by Sellers and Bank. This Agreement and the Merger Agreement shall terminate at the joint election of Sellers (by the Agents acting for all Sellers jointly) and Bank upon written notice from Sellers and Bank to Fourth and BANK IV if any one or more of the following events shall occur and shall not have been remedied to their satisfaction within 30 days after written notice is delivered to Fourth and BANK IV: (a) there shall have been any material breach of any of the obligations, covenants, or warranties of Fourth and BANK IV hereunder; or (b) there shall have been any written representation or statement furnished by Fourth or BANK IV hereunder which at the time furnished is false or misleading in any material respect in relation to the size and scope of the transactions contemplated by this Agreement.


                           ARTICLE VII

                         INDEMNIFICATION


          7.1. Effect of Closing. Except as provided in this Section, closing of the transactions contemplated by this Agreement and the Merger Agreement shall not prejudice any claim for damages which any of the parties hereto may have hereunder in law or in equity, due to a material default in observance or the due and timely performance of any of the covenants and agreements herein contained or for the material breach of any warranty or representation hereunder, unless such observance, performance, warranty, or representation is specifically waived in writing by the party making such claim. In the event any warranty or representation contained herein is or becomes untrue or breached in any material respect (other than by reason of any willful misrepresentation or breach of warranty) and such breach or misrepresentation is promptly communicated to Fourth and BANK IV in writing prior to the Effective Time, Fourth and BANK IV shall have the right, at their sole option, either to waive such misrepresentation or breach or to terminate this Agreement and the Merger Agreement, but in either such event, none of the Sellers shall be liable to Fourth or BANK IV for any such damages, costs, expenses, or otherwise by reason of such breach or misrepresentation. In the event Fourth and BANK IV elect to close the transactions contemplated by this Agreement and the Merger Agreement notwithstanding the written communication of such breach or misrepresentation to Fourth and BANK IV, Fourth and BANK IV shall be deemed to have waived such breach or misrepresentation in writing.


          7.2. General Indemnification. Subject to the limitations on the liability of Sellers contained in Sections 7.1 and 7.5, Sellers shall be liable for, and shall defend, save, indemnify, and hold harmless Fourth, BANK IV, the Bank, and their respective officers, directors, employees, and agents, and each of them (hereinafter individually referred to as an "Indemnitee" and collectively as "Indemnitees") against and with respect to any losses, liabilities, claims, diminution in value, litigation, demands, damages, costs, charges, reasonable legal fees, suits, actions, proceedings, judgments, expenses, or any other losses (herein collectively referred to as "Indemnifying Losses") that may be sustained, suffered, or incurred by, or obtained against, any Indemnitee arising from or by reason of the breach or nonfulfillment of any of the warranties, agreements, or representations made by the Sellers, or any of them, in this Agreement; provided, however that the liability of Sellers to defend, save, indemnify, and hold harmless any of the Indemnitees for any liabilities, claims, or demands indemnified under this
Section 7.2 or any damages, costs, charges, reasonable legal fees, suits, actions, proceedings, or judgments received, incurred, filed, or entered thereon, shall be limited to the amount by which all such liabilities, claims, and demands so discovered or made, and all damages, costs, charges, reasonable legal fees, suits, actions, proceedings, judgments, expenses, and other losses recovered, incurred, filed, or entered thereon or in connection therewith, exceed $150,000 in the aggregate, net of income tax effect.


          7.3. Procedure. If any claim or demand shall be made or liability asserted against any Indemnitee, or if any Litigation, suit, action, or administrative or legal proceedings shall be instituted or commenced in which any Indemnitee is involved or shall be named as a defendant either individually or with others, and if such Litigation, claim, demand, liability, suit, action, or proceeding, if successfully maintained, will result in any Indemnifying Losses as defined in Section 7.2, Fourth and BANK IV shall give Sellers written notice thereof within 20 days after it acquires knowledge thereof. If, within 20 days after the giving of such notice, Fourth and BANK IV receive written notice from Sellers (by the Agents acting for all Sellers) stating that Sellers dispute or intend to defend against such claim, demand, liability, suit, action, or proceeding, then Sellers shall have the right to select counsel of their choice and to dispute or defend against or settle such claim at their expense, and the Indemnitees shall fully cooperate with Sellers in such dispute or defense or settlement so long as Sellers are conducting such dispute or defense diligently and in good faith. If no such notice of intent to dispute or defend is received by Fourth and BANK IV within the aforesaid 20-day period, or if such diligent and good faith defense is not being, or ceases to be, conducted, Fourth and BANK IV shall have the right, directly or through one or more of the Indemnitees, to dispute and defend against the claim, demand, or other liability at the cost and expense of Sellers, to settle such claim, demand, or other liability, together with interest or late charges thereon, and in either event to be indemnified as provided in this Agreement so long as Fourth or BANK IV conducts such defense diligently and in good faith. If any event shall occur that would entitle Indemnitees to a right of indemnification hereunder, any loss, damage, or expense subject to indemnification shall be the after-tax net loss to the Indemnitees (in excess of $150,000, as provided in the preceding section) after due allowance for the income tax effect, if any, of amounts to be received by the Indemnitees hereunder, insurance, or offsetting income or assets resulting therefrom.


          7.4. Survival of Representations and Warranties. Notwithstanding any rule of law or provision of this Agreement to the contrary, the representations and warranties of Sellers and Bank contained in this Agreement shall survive the Closing and the Merger and the closing of the transactions described in this Agreement and the Merger Agreement; provided, however, that no claim for indemnification or breach of warranty under this Agreement shall be valid unless an Indemnitee shall have given written notice of its assertion or claim to Sellers within two years from the Effective Time (three years in the case of a claim for breach of any representation or warranty contained in 4.1j).


          7.5. Several Liability of Sellers. The liability of the Sellers hereunder shall not be joint, but rather shall be several in proportion to the aggregate amount of cash each such Seller receives for the BSB Stock being sold pursuant to this Agreement as compared to the total amount of cash being received by all Sellers. The liability of each such Seller hereunder shall be limited to the total amount of cash received by such Seller under this Agreement in exchange for his, her, or its BSB Stock.


                          ARTICLE VIII

                             ESCROW


          The Bank, as Escrow Agent, shall hold all of the stock certificates representing the Shares being sold hereunder, together with duly executed stock powers assigning all of the Shares to Fourth, and shall deliver such certificates and stock powers to Fourth at the Closing upon the instructions of the Agents, or either of them. The Agents, and each of them, are hereby expressly authorized, on behalf of each Seller, to execute and deliver to the Escrow Agent appropriate escrow instructions which shall supplement and be a part of this Agreement.


                           ARTICLE IX

    DELIVERY OF STOCK CERTIFICATES AND APPOINTMENT OF AGENTS


          9.1. Delivery of Stock Certificates. Each Seller has delivered or shall forthwith deliver to the Escrow Agent: (i) all of the stock certificates representing all of the Shares being sold by such Seller hereby; and (ii) duly executed stock powers or assignment forms with signatures guaranteed by a financial institution that is a member of a recognized Medallion Signature Guarantee Program (but not the Bank), assigning and transferring all of such Shares to Fourth.


          9.2. Appointment of Agents. Each Seller irrevocably appoints William W. Rodgers, Jr. and James R. Rodgers the agents and attorneys-in-fact of such Seller, each with the power to act alone, for the purposes of acting in the name and in the stead of such Seller in: (i) giving and receiving all notices permitted or required by this Agreement; (ii) delivering the stock certificates evidencing the Shares being sold hereby and any and all assignments and stock powers relating thereto; (iii) receiving and disbursing the cash payments to be made pursuant to this Agreement, including the payment for the real estate described in Section 3.3; (iv) agreeing with Fourth and BANK IV as to any amendments to this Agreement or the Merger Agreement which the Agents, or any of them, may deem advisable or appropriate, including but not limited to the extension of time in which to consummate the transaction contemplated by this Agreement and the Merger Agreement and the waiver of any closing conditions; (v) employing legal counsel; (vi) paying legal, accounting, and any other fees and expenses incurred by the Agents in consummating the transaction contemplated by this Agreement or the Merger Agreement; and (vii) making, executing, acknowledging, and delivering all such contracts, orders, receipts, notices, requests, instructions, certificates, applications, letters, and other writings, and in general doing all things and in taking all actions which the Agents, in his or their sole discretion may consider necessary or proper in connection with or to carry out the terms of this Agreement or the Merger Agreement, as fully as if such Seller was personally present and acting. This power of attorney and all authority conferred hereby is granted and conferred subject to the interest of Fourth, BANK IV, and the other Sellers who are a party to this Agreement, and in consideration of those interests and for the purpose of completing the transactions contemplated hereby, this power of attorney and all authority conferred hereby shall be irrevocable and shall not be terminated by any Seller or by operation of law, whether by the death, incompetency, or incapacity of the Sellers, or any of them, or by the occurrence of any other event. If any Seller should die or become incompetent or incapacitated, or if any other such event should occur before the delivery of the Shares pursuant to this Agreement, certificates for such Shares shall be delivered by or on behalf of such Seller in accordance with the terms and conditions of this Agreement, and all actions taken by the Agents pursuant to this Agreement shall be as valid as if such death, incompetence, or incapacity or other event had not occurred, regardless of whether or not Fourth, BANK IV, or the Agents shall have received notice of such death, incompetence, or incapacity or other event. Each Seller agrees to hold the Agents free and harmless from any and all loss, damage, expense, or liability which they may sustain or incur as a result of any action taken in good faith hereunder.


          9.3. Replacement and Removal of Agents. A majority in interest of Sellers may, at any time and from time to time, remove any one or more of the Agents and may appoint successor Agents in the event of the death, disability, resignation, or removal of an Agent.


                            ARTICLE X

                          MISCELLANEOUS


          10.1. Expenses. Whether or not the Purchase or the Merger is effected, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.


          10.2. Notices. All notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered or if sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:
(a) If to Fourth or BANK IV, addressed to Darrell G. Knudson, Chairman of the Board, Fourth Financial Corporation, Post Office Box 4, Wichita, Kansas 67201; and (b) if to the Sellers, addressed to William W. Rodgers, Jr., 101 North Main, Blackwell, Oklahoma 74631, or to such other person or such other address as shall have been furnished in writing in the manner provided herein for giving notice.


          10.3. Effect of Fewer than All Sellers Executing Agreement. It is the intention and expectation of the parties that all holders of BSB Stock will execute and deliver this Agreement. Each Seller acknowledges and agrees, however, that execution and delivery of this Agreement by any other Seller or group of Sellers is not a condition to such Seller being obligated hereunder and that such Seller would have executed and delivered this Agreement had he, she, or it known the correct identities of the parties and the total number of shares of BSB Stock owned by the parties actually executing this Agreement as Sellers. The execution and delivery hereof by any other Seller or group of Sellers is, therefore, hereby waived by each Seller.


          10.4. Life Insurance Policy. On or before the Closing, William W. Rodgers, Jr. may purchase the policy of life insurance on his life held by the Bank in consideration of the payment by him of an amount equal to the cash surrender value of the policy on the date of purchase and the cancellation of the deferred compensation plan to which such policy relates.


          10.5. Lease of Office Space. Prior to the Closing, the Bank and James R. Rodgers may enter into a one-year lease covering the office space Mr. Rodgers is now leasing from the Bank. Any such lease, which shall be in form and substance satisfactory to Fourth and BANK IV, shall provide for market-rate rental and may contain up to three one-year renewal options.


          10.6. Sale of Adjacent Property. Sellers may cause Bank to sell the property owned by it adjacent to the Bank's main banking facility to James R. Rodgers for such purchase price as the Bank deems to be fair market value; provided, any gain, loss, or expense (including taxes) attributable to such sale shall be recorded on the books and records of the Bank prior to the calculation of the purchase price of the Shares.


          10.7.  Time.  Time is of the essence of this Agreement.


          10.8. Law Governing. This Agreement shall, except to the extent federal law is applicable, be construed in accordance with and governed by the laws of the State of Kansas, without regard to the principles of conflicts of laws thereof.


          10.9. Entire Agreement; Amendment. This Agreement and the Merger Agreement contain and incorporate the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements, letters of intent, and understandings. This Agreement may only be amended by an instrument in writing duly executed by Fourth, BANK IV, Bank, and Sellers (by the Agents acting for all Sellers jointly) and all attempted oral waivers, modifications, and amendments shall be ineffective.


          10.10. Successors and Assigns. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the heirs, personal representatives, successors and permitted assigns of each of them; provided, however, that this Agreement or any of the rights, interests, or obligations hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.


          10.11. Cover, Table of Contents, and Headings. The cover, table of contents, and the headings of the sections and subsections of this Agreement are for convenience of reference only and shall not be deemed to be a part hereof or thereof or taken into account in construing this Agreement.


          10.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute but one agreement.


          10.13. Minimum Number of Sellers. This Agreement will not be binding upon Fourth or BANK IV until it has been duly executed by stockholders of BSB owning at least 90% of BSB's issued and outstanding common stock.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed.


                 FOURTH FINANCIAL CORPORATION



                 By__________________________________________
                   Ronald L. Baldwin, Executive Vice President

                              "Fourth"



                 BANK IV OKLAHOMA, NATIONAL ASSOCIATION



                 By __________________________________________
                    Edward F. Keller, Chairman of the Board

                            "BANK IV"



                 SECURITY BANK AND TRUST COMPANY



                 By __________________________________________


                             "Bank"


                     [signatures continued]


                                             Number of Shares
Name of Seller                               Being Sold
- --------------

____________________________                 ______________


____________________________                 ______________


___________________________                  ______________


____________________________                 ______________


____________________________                 ______________

                            "Sellers"








                             Exhibit "A"



                       AGREEMENT TO MERGE

                             between

             BANK IV OKLAHOMA, NATIONAL ASSOCIATION

                               and

                 SECURITY BANK AND TRUST COMPANY

                      under the charter of

             BANK IV OKLAHOMA, NATIONAL ASSOCIATION

                       under the title of

             BANK IV OKLAHOMA, NATIONAL ASSOCIATION



          THIS AGREEMENT made between BANK IV Oklahoma, National Association (hereinafter referred to as "BANK IV"), a banking association organized under the laws of the United States, being located at 515 South Boulder, City of Tulsa, County of Tulsa, in the State of Oklahoma, with a capital of $166,825,000 divided into 5,720,647 shares of common stock, each of $5.00 par value, and surplus of $133,050,000 and undivided profits, including capital reserves, of $5,483,000 as of March 31, 1994, and Security Bank and Trust Company (hereinafter referred to as "Security"), a banking corporation organized under the laws of the State of Oklahoma, being located at 101 N. Main, Blackwell, Kay County, in the State of Oklahoma, with a capital of $5,794,000, divided into 48,000 shares of common stock, each of $25.00 par value, and surplus and undivided profits of approximately $4,545,000 as of March 31, 1994, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 USC 215a).



          W I T N E S S E T H:  That,






          Section 1. Security shall be merged into BANK IV under the charter of the latter.


          Section 2.  The name of the receiving association
(hereinafter referred to as the "Association") shall be BANK IV
Oklahoma, National Association.


          Section 3. The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at 515 South Boulder, Tulsa, Oklahoma, and at its legally established branches.


          Section 4. The amount of capital stock of the Association shall be $29,803,235 divided into 5,960,647 shares of common stock, each of $5.00 par value, and at the time the merger shall become effective, the Association shall have a surplus of $134,250,355.55, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted, however, for normal earnings and expenses (and if applicable, purchase accounting adjustments) between March 31, 1994, and the effective time of the merger. The amount of capital stock of the Association and its surplus and undivided profits at the time the merger becomes effective shall also be adjusted to reflect the effect of all mergers of other banks into the Association, if any, between March 31, 1994 and the effective time of the merger.


          Section 5. All assets as they exist at the effective time of the merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of Security existing as of the effective time of the merger.


          Section 6. Of the capital stock of the Association, the presently outstanding 5,720,647 shares of common stock, each of $5.00 par value, the two holders of it, Fourth Financial Corporation and IV Commercial Acquisition, Inc., shall retain their present rights. In addition, Fourth Financial Corporation shall receive by reason of the merger an additional 240,000 shares of common stock, par value $5.00 per share of the Association. All of the stockholders of the sole shareholder of Security, Blackwell Security Bancshares, Inc. ("BSB"), are parties to a Stock Purchase and Merger Agreement, among Fourth Financial Corporation, BANK IV, Security, and the stockholders of BSB, dated as of June 23, 1994 (the "Agreement"), pursuant to which the stockholders of BSB are receiving full payment for the value of all of the issued and outstanding capital stock of BSB, so no separate consideration is to be paid to Security or any of its shareholders in such capacity by reason of the merger effected hereby.


          Section 7. Except as expressly permitted in the Agreement, Security shall not (i) declare or pay any dividend to its shareholders, (ii) dispose of any of its assets in any other manner except in the normal course of business and for adequate value, or (iii) take any other action which would violate the terms of the Agreement.


          Section 8. The present board of directors and officers of BANK IV shall continue to serve as the board of directors and officers of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.


          Section 9. Effective as of the time this merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency, the articles of association of the resulting bank shall be the Articles of Association of BANK IV.


          Section 10. This Agreement may be terminated as provided in the Agreement. Notwithstanding the approval of this Agreement by any shareholder group, this Agreement shall automatically terminate upon the termination of the Agreement for any reason, and in no event shall the merger of Security into BANK IV occur prior to the Purchase as such term is defined in the Agreement, it being the agreement and intention of the parties that the merger of Security into BANK IV shall occur simultaneously with the Purchase.


          Section 11. This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors; and the merger shall become effective at the time specified in a merger approval to be issued by the Comptroller of the Currency of the United States.


          WITNESS, the signatures and seals of said merging banks this ___ day of ________, 1994, each set by its chairman of the board, president, or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority:


                                BANK IV OKLAHOMA,
                                NATIONAL ASSOCIATION
Attest:

                                By_________________________
_____________________             Edward F. Keller
Lisa R. Carr, Secretary           Chairman of the Board
                                  and President



[Seal of Bank]



                                Security Bank and Trust Company
Attest:

                                By____________________________
___________________________       William W. Rodgers, Jr.
Brad E. Evans, Secretary          Chairman of the Board and
                                  President



[Seal of Bank]

STATE OF OKLAHOMA          )
                           ) SS:
TULSA COUNTY               )


          On this ______ day of ________, 1994, before me, a notary public for this state and county, personally came Edward F. Keller, Chairman of the Board and President, and Lisa R. Carr as Secretary, of BANK IV Oklahoma, National Association, and each in his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.


          WITNESS my official seal and signature this day and year.



                                ____________________________
My Appointment Expires:         Notary


__________________________



STATE OF OKLAHOMA        )
                         ) SS:
KAY COUNTY               )


          On this _____ day of ________, 1994, before me, a notary public for this state and county, personally came William W. Rodgers, Jr., as Chairman of the Board and President, and Brad E. Evans as Secretary, of Security Bank and Trust Company, an Oklahoma banking corporation, and each in his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.


          WITNESS my official seal and signature this day and year.



                                _________________________
My Appointment Expires:         Notary Public


___________________________




                              Exhibit "B"










                          _______, 1994



Board of Directors
Fourth Financial Corporation
100 North Broadway
Wichita, Kansas 67202

Board of Directors
BANK IV Oklahoma, National Association
515 South Boulder, Tulsa, Oklahoma 74103

Gentlemen:


          We have acted as special counsel to the shareholders (collectively the "Sellers") of Blackwell Security Bancshares, Inc. ("BSB") and Security Bank and Trust Company (the "Bank"), in connection with the preparation of the Stock Purchase and Merger Agreement, dated as of June 23, 1994, among Fourth Financial Corporation ("Fourth"), BANK IV Oklahoma, National Association ("BANK IV"), the Bank, and Sellers (the "Agreement"). This Opinion Letter is provided to you at the request of the Sellers and the Bank pursuant to Section 5.1d of the Agreement. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Agreement or the Accord described below.







          This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Law of the State of Oklahoma.


          For purposes of this Opinion Letter, we have relied upon factual representations made by the Sellers and the Bank in Section
4.1 of the Agreement, and we have assumed that the Agreement has been duly executed and delivered by each of the Sellers. In addition, the opinions as to (a) due organization of BSB in Paragraph 1 of the Opinion Letter, (b) absence of default contained in Paragraph 3 of the Opinion Letter, and, (c) capitalization of BSB and the Bank and lack of encumbrances, liens, and security interests relating to the Bank Stock owned by BSB in Paragraph 4 of the Opinion Letter are given in reliance on the opinion of James R. Rodgers, Esq., an executed copy of which is attached hereto.


          Based upon and subject to the foregoing, we are of the opinion that:

               1.   Organization, Good Standing, and Authority.
          BSB is a bank holding company duly registered pursuant to the Bank Holding Company Act. BSB and the Bank are each a corporation or bank duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.


               2.   Binding Obligations.  The Agreement is
          enforceable against Bank and each of the Sellers.  The
          Merger Agreement is enforceable against the Bank.


               3. Absence of Default. None of the execution or the delivery of the Agreement or the Merger Agreement, the consummation of the transactions contemplated thereby, or the fulfillment of the terms thereof, will
          (a) violate the Constituent Documents of BSB or the Bank or any agreement or instrument under which BSB, the Bank, or any of the Sellers is obligated of which we have Actual Knowledge, or (b) violate applicable provisions of any statutory law or regulation to which BSB or the Bank is subject.


               4.   Capitalization.  The statements contained in
          Section 4.1d as to the capitalization of the Corporations and ownership of their shares of capital stock are true and correct.


               5. Options. To our Actual Knowledge, none of the Corporations has outstanding any options, warrants, or rights of any kind requiring it to sell or issue to anyone any capital stock of any class and none of the Corporations has agreed to sell any shares of its capital stock.


               6.   Governmental Approvals.  The execution,
          delivery, and performance of the Agreement and the Merger Agreement by Sellers and the Bank do not require any approval, authorization, consent, exemptions, notices of intent not to disapprove, or other action of any regulatory body, administrative agency, or any other governmental body or any filing with any governmental body to which Sellers, BSB, or the Bank are subject, other than approvals of or filings with the Board, the Comptroller, and the Oklahoma Banking Commissioner. All such requisite approvals, authorizations, consents, exemptions, and notices have been taken by the appropriate governmental bodies.


               7. Merger. Upon the final approval of the Merger by the Comptroller, the Merger will be effected in accordance with all applicable Laws and BANK IV shall succeed to all of the assets and liability of the Bank.


          We hereby confirm to you that there are no actions or proceedings against any of the Corporations, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which (i) seek to affect the enforceability of the Agreement or (ii) seek damages in excess of $10,000.


          The phrase "Primary Lawyer Group", as used in the Accord, is hereby modified and, for the purposes of applying the Accord to this Opinion Letter, the Primary Lawyer Group means only the lawyers in this firm who have given substantive legal attention to representation of BSB, the Bank, and Sellers in connection with the Transaction.


          This Opinion Letter may be relied upon by you only in connection with the Transaction and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.


                                Very truly yours,




                                Crowe & Dunlevy
                                A Professional Corporation











                          _______, 1994



Board of Directors
Fourth Financial Corporation
100 North Broadway
Wichita, Kansas 67202

Board of Directors
BANK IV Oklahoma, National Association
515 South Boulder, Tulsa, Oklahoma 74103

Gentlemen:


          I have acted as counsel to the shareholders (collectively the "Sellers") of Blackwell Security Bancshares, Inc. ("BSB") and Security Bank and Trust Company (the "Bank"), in connection with the preparation of the Stock Purchase and Merger Agreement, dated as of June 23, 1994, among Fourth Financial Corporation ("Fourth"), BANK IV Oklahoma, National Association ("BANK IV"), the Bank, and Sellers (the "Agreement"). This Opinion Letter is provided to you at the request of the Sellers and the Bank pursuant to Section 5.1d of the Agreement. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined in the Agreement or the Accord described below.


          This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage, and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Law of the State of Oklahoma.


          For purposes of this Opinion Letter, I have relied upon factual representations made by the Sellers and the Bank in Section
4.1 of the Agreement, and I have assumed that the Agreement has been duly executed and delivered by each of the Sellers. In addition, the opinions as to (a) due organization of BSB in Paragraph 1 of the Opinion Letter, (b) capitalization of BSB and the Bank and lack of encumbrances, liens, and security interests relating to the Bank Stock owned by BSB in Paragraph 4 of the Opinion Letter are based solely on my review of the Constituent Documents, minute books, and stock records and certificates of BSB and the Bank.


          Based upon and subject to the foregoing, I am of the opinion that:

               1. Organization, Good Standing, and Authority. BSB and the Bank are each a corporation or bank duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.


               2. Absence of Default. None of the execution or the delivery of the Agreement or the Merger Agreement, the consummation of the transactions contemplated thereby, or the fulfillment of the terms thereof, will
          (a) violate the Constituent Documents of BSB or the Bank or any agreement or instrument under which BSB, the Bank, or any of the Sellers is obligated of which I have Actual Knowledge, or (b) violate applicable provisions of any statutory law or regulation to which BSB or the Bank is subject.


               3.   Capitalization.  The statements contained in
          Section 4.1d as to the capitalization of the Corporations and ownership of their shares of capital stock are true and correct.


               4. Options. To my Actual Knowledge, none of the Corporations has outstanding any options, warrants, or rights of any kind requiring it to sell or issue to anyone any capital stock of any class and none of the Corporations has agreed to sell any shares of its capital stock.


          I hereby confirm to you that there are no actions or proceedings against any of the Corporations, pending or overtly threatened in writing, before any court, governmental agency or arbitrator which (i) seek to affect the enforceability of the Agreement or (ii) seek damages in excess of $10,000.


          I hereby consent to Crowe & Dunlevy relying on this Opinion in the opinion such firm is rendering to you pursuant to
Section 5.1d of the Agreement.


          This Opinion Letter may be relied upon by you only in connection with the Transaction and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance my prior written consent.


                                Very truly yours,








                           Exhibit "C"


                            AGREEMENT




          This Agreement entered into the ___ day of ________________, 1994, between BANK IV OKLAHOMA, NATIONAL
ASSOCIATION, Tulsa, Oklahoma, hereinafter called the Employer and WILLIAM W. RODGERS, JR., hereinafter called the Employee.


                            RECITALS
                            --------

          A. Employee is a party to that certain Stock Purchase and Merger Agreement (the "Agreement") dated as of June 23, 1994, among Fourth Financial Corporation, Employer, Security Bank and Trust Company ("Security"), and certain stockholders of Blackwell Security Bancshares, Inc., an Oklahoma corporation ("BSB").


          B. The Agreement provides for the sale of all of the capital stock of BSB to Fourth Financial Corporation and the merger of Security into Employer so that Employee is selling the goodwill of the business of Security and BSB within the meaning of 15 O.S.
Section 218.


          C. The Agreement provides that Employee and Employer will enter into an agreement substantially in the form of this Agreement.


          1.   Employment.  Employer hereby employs Employee and
Employee hereby accepts employment under the terms and conditions hereinafter set forth.


          2. Term. The term of this Agreement shall begin on the date hereof and may be terminated as provided herein. Employee is employed on an "at will" basis to serve at the pleasure of Employer.



          3. Compensation. For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee:
(i) an initial cash bonus of $100,000, payable on the date hereof;
(ii) a salary (initially $115,000 per year) comparable to that paid by Employer to its other officers employed in similar capacities; and (iii) subject to the provisions of Paragraph 10 hereof, $9,200 per month as supplemental salary for a period of 48 months commencing on the date hereof.


          4. Other Compensation. The Employee shall share equitably in all other compensation and fringe benefits enjoyed by a majority of the corporate officers of the Employer, including incentive compensation plans.


          5.   Duties.  The Employee is engaged as President of
Employer's Ponca City market-based "bank", to supervise and direct the business of the Employer in such territory. The precise services of the Employee may be defined, from time to time, at the direction of the Chief Executive Officer of the Employer.


          6. Extent of Services. The Employee shall devote his entire time, attention, and energies to the business of the Employer, and shall not during the term of this Agreement be engaged in any other business activity whether or not such business is pursued for gain, profit or other pecuniary advantage, unless approval for such activity is given to the Employee by the Chief Executive Officer of the Employer; but this shall not be construed as to prevent the Employee from investing his assets in such form or manner as will not require any services on the part of the Employee in the operation of the businesses in which such investments are made.


          7. Vacations. The Employee shall be entitled each year that this Agreement is in effect to a vacation of four weeks, during which time his compensation shall be paid in full. If the Employee shall be terminated by the Employer during the term of this Agreement, Employer shall pay Employee for a pro-rata share of any accrued but unused vacation time at the per-diem rate of his regular compensation in addition to all other compensation herein provided.


          8. Disability. If the Employee is unable to perform his services by reason of illness or incapacity for a period of more than four consecutive weeks, the compensation otherwise provided to him during the continued period of such illness or incapacity shall be reduced by fifty percent (50%), until such time as Employee qualifies for the receipt of disability benefits under Employer's group disability insurance plan, it being the intent of the parties that the Employee will look solely to such insurance plan for receipt of disability benefits upon qualification therefor. The Employee's full compensation shall be reinstated upon his return to employment and the discharge of his full duties hereunder. Notwithstanding anything to the contrary, the Employer may terminate this Agreement at any time after the Employee shall be absent from his employment, for whatever cause, for a continuous period of six months, and all obligations of the Employer hereunder shall cease upon any such termination.


          9. Termination. Without cause, the Employer may terminate this Agreement at any time upon 60 days' written notice to the Employee. In such event, the Employee shall continue to render his services up to the date of termination. Without cause, the Employee may terminate this Agreement upon 60 days' written notice to the Employer. In such event, the Employee shall continue to render his services up to the date of termination. Employer may also terminate this Agreement without prior notice to Employee for "cause" as defined in the next sentence. Termination for "cause" shall mean termination because of the Employee's embezzlement of funds, willful violation of any state or federal laws constituting a felony, material breach of any provision of this Agreement, or commission of some other wrongful act that could reasonably be expected to have a material adverse impact on Employer or its reputation.


          10. Compensation Upon Termination. If, prior to the expiration of 48 months from the date hereof: (a) this Agreement is terminated by the Employer without cause, or (b) the Employee elects to terminate this Agreement but is willing to provide advice and perform such consulting services on an exclusive basis in Kay, County, Oklahoma as may be mutually agreed upon in good faith by the Chief Executive Officer of Employer and Employee, Employee shall continue to receive the monthly supplementary salary payments described in Paragraph 3 for the balance of the 48-month period.
If this Agreement is terminated by the Employer with cause or by the Employee without Employee having agreed to provide such services, the Employee shall receive his compensation and fringe benefits to the effective date of termination and the Employee shall have no right to receive any compensation or other benefits for any period after termination except for vested rights of the Employee.


          11. Relationship of Confidence and Trust. Employee acknowledges that during his term of employment by Security he has acquired, and during his employment by Employer he will continue to acquire, valuable and confidential information, trade secrets, and relationships with respect to Security's and Employer's successful business practices and operations not generally known to the public, including, by way of illustration and not of limitation, knowledge of Employer's customers, rates, selling techniques, marketing plans, costs, and future plans (collectively "Confidential Information"). In addition, Employee has developed and maintained on behalf of Security and will develop and maintain on behalf of Employer, a personal acquaintance with various persons, including, but not limited to, customers and suppliers, which acquaintances may constitute Employer's only or principal contact with such persons. As a consequence of the foregoing, Employee occupies and will occupy a position of trust and confidence with respect to Employer's affairs. In view of the foregoing, Employee agrees that it is reasonable and necessary for the protection of the goodwill and business of Employer, that Employee make the covenants contained in Paragraphs 12 and 13 regarding his conduct, and that Employer will suffer irreparable injury if Employee engages in conduct prohibited thereby. The covenants contained in Paragraphs 12 and 13 shall each be construed to be a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action of Employee against Fourth Financial Corporation or Employer, predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Employer of any of said covenants. The covenants contained in Paragraphs 12 and 13 shall survive the termination of this Agreement for any reason.


          12. Disclosure of Information and Trade Secrets. Employee recognizes and acknowledges that all of the Confidential Information, as the same may exist from time to time, are the valuable, special, and unique assets of Employer. Employee therefore agrees that he will never, during or after the term of his employment by Employer, disclose any Confidential Information to any person, firm, corporation, bank, association, or other entity for any reason or purpose whatsoever, except for disclosures he is required by law to make or which has become publicly available by any means other than by Employee in breach of his obligations hereunder, nor will he remove or copy any files, memoranda, correspondence, notebooks, binders, record, plan, or device from the offices of Employer. In the event of a breach or threatened breach by Employee of any of the provisions of this Paragraph 12, Employer shall be entitled to injunctive or other equitable relief enjoining and restraining Employee from disclosing, in whole or in part, any Confidential Information. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach.


          13. Restrictive Covenant. In consideration of the payment by Employer to Employee of the sum of $450,000 on the date hereof, for a period of five years from the termination for any reason of Employee's employment by Employer, Employee will not, within Kay County, Oklahoma, or any county contiguous thereto, without the prior written consent of Employer, directly or indirectly, own, manage, operate, consult with, be employed by, provide services for, solicit business for, or be connected with the ownership, management, operation, or control of any commercial bank, savings and loan, credit union, or other business engaged in a business activity competitive to any business activity then engaged in by Employer. Employee agrees that, in addition to all other remedies otherwise available to Employer, Employer shall have the right to injunctive relief to restrain and enjoin any actual or threatened breaches of this provision and that if in any litigation that might arise of the provisions contained in this paragraph, a court should determine that the restrictions contained in this paragraph are too broad, or too long in duration, or too broad in geographic scope to be enforceable in equity, such provisions as such court might find unenforceable are amended only so much as shall be necessary in order for the restrictions contained herein to be enforceable and, as so amended, shall be enforced by such court.


          14. Termination of Existing Agreements. All existing employment and benefit agreements between Security and Employee, oral or written, express or implied, including without limitation that certain Agreement, dated October 10, 1984, are hereby terminated and cancelled as of the date hereof.


          15. Reimbursement. Employer has requested Employee to move to Ponca City, Oklahoma. Employer agrees to reimburse Employee for the difference, if any, between the amount he receives from the sale of his current residence, after deducting all costs reasonably incurred by him in preparing the property for sale, sales expenses, and commissions, and $245,000 up to a maximum reimbursement of $50,000.


          16. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the breach thereof, shall be settled by arbitration in the City of Tulsa in accordance with the Oklahoma Uniform Arbitration Act and judgement upon the award rendered may be entered in any court having jurisdiction thereof.


          17. Notices. Any notice or election required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to the residence of the Employee, or to the principal office of the Employer.


          18. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.


          19. Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer.


          20. Entire Agreement. This instrument contains the entire Agreement of the parties on the subject matter hereof. This Agreement may not be changed orally but only by an agreement in writing signed by each party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                BANK IV OKLAHOMA,
                                NATIONAL ASSOCIATION


                                By______________________________

                                             "Employer"



                                ________________________________
                                WILLIAM W. RODGERS, JR.

                                            "Employee"






                         Exhibit "D"


                    CONSULTING AND MARKETING
                            AGREEMENT





          This Agreement, made and entered into the __ day of ______, 1994, between BANK IV OKLAHOMA, NATIONAL ASSOCIATION,
Tulsa, Oklahoma, (hereinafter called "BANK IV"), and JAMES R.
RODGERS, (hereinafter called "Rodgers").


                            RECITALS
                            --------

          A. Rodgers is a party to that certain Stock Purchase and Merger Agreement (the "Agreement") dated as of June 23, 1994, among Fourth Financial Corporation, BANK IV, Security Bank and Trust Company ("Security"), and the stockholders of Blackwell Security Bancshares, Inc., an Oklahoma corporation ("BSB").


          B. The Agreement provides for the sale of all of the capital stock of BSB to Fourth Financial Corporation and the merger of Security into BANK IV so that Rodgers is selling the goodwill of the business of Security and BSB within the meaning of 15 O.S. Section 218.


          C. The Agreement provides that Rodgers and BANK IV will enter into an agreement substantially in the form of this Agreement.


          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


          1. Agreement to Perform Services. Rodgers agrees that during the term of this Agreement he will perform the following services for BANK IV within Kay County, Oklahoma:



               a. Legal. Subject to his right to refuse to accept employment in any matter in which Rodgers may believe he has an ethical restriction or which he in good faith does not believe he can accept, Rodgers will accept representation of BANK IV as its attorney in such matters as BANK IV may request from time to time and will endeavor to refrain from accepting employment in matters that he might reasonably anticipate will prevent him from representing BANK IV during the term of this Agreement. Rodgers will be entitled to be paid for all legal services performed by him during the term of this Agreement at his then usual and regular rates for similar services.

               b.   Consulting. During the term of this
          Agreement, Rodgers shall make himself reasonably available in Blackwell, Oklahoma, to consult with officers of BANK IV about matters pertaining to Security's former banking operations and BANK IV's existing and proposed banking operations in Kay County, Oklahoma.

               c.   Marketing.  During the term of this
          Agreement, Rodgers shall provide the following part-time marketing services to BANK IV:

               (i)    Provide BANK IV with information about
          potential new accounts and problems that may come to his attention about dissatisfied customers;

               (ii) Make marketing calls as may be requested from time to time by BANK IV; and

               (iii) Generally act as a goodwill ambassador of BANK IV in the community.


     All of such services may be performed by Rodgers at such times as shall be reasonably convenient to him and as shall not conflict with his legal practice and are subject to his ethical obligations as an attorney.


     2. Term. The term of this Agreement shall begin on the date hereof and, subject to the termination provisions set forth below, shall continue for three years.


     3. Compensation. For all services other than legal services rendered by Rodgers under this Agreement, BANK IV shall pay Rodgers $4,208.33 per month commencing on the date hereof. Rodgers is retained as an independent contractor and shall not be entitled to receive any other compensation or to participate in any of BANK IV's health insurance, life insurance, pension, option, incentive, or other benefit plans of any kind.

     4. Termination by Rodgers. Rodgers may terminate this Agreement for any reason upon 60 days' written notice to BANK IV.
In such event, Rodgers shall continue to render his services up to the date of termination.


     5. Termination by BANK IV. BANK IV may terminate this Agreement only for "cause" as defined in the next sentence. Termination for "cause" shall mean termination because of Rodgers' willful violation of any state or federal laws constituting a felony, material breach of any provision of this Agreement, or commission of some other wrongful act that could reasonably be expected to have a material adverse impact on BANK IV or its reputation.


     6. Relationship of Confidence and Trust. Rodgers acknowledges that during his term of affiliation with Security he has acquired, and during his affiliation with BANK IV he will continue to acquire, valuable and confidential information, trade secrets, and relationships with respect to Security's and BANK IV's successful business practices and operations not generally known to the public, including, by way of illustration and not of limitation, knowledge of BANK IV's customers, rates, selling techniques, marketing plans, costs, and future plans (collectively "Confidential Information"). In addition, Rodgers has developed and maintained on behalf of Security and will develop and maintain on behalf of BANK IV, a personal acquaintance with various persons, including, but not limited to, customers and suppliers, which acquaintances may constitute BANK IV's only or principal contact with such persons. As a consequence of the foregoing, Rodgers occupies and will occupy a position of trust and confidence with respect to BANK IV's affairs. In view of the foregoing, Rodgers agrees that it is reasonable and necessary for the protection of the goodwill and business of BANK IV, that Rodgers make the covenants contained in Paragraphs 7 and 8 regarding his conduct, and that BANK IV will suffer irreparable injury if Rodgers engages in conduct prohibited thereby. The covenants contained in Paragraphs 7 and 8 shall each be construed to be a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action of Rodgers against Fourth Financial Corporation or BANK IV, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by BANK IV of any of said covenants. The covenants contained in Paragraphs 7 and 8 shall survive the termination of this Agreement for any reason.


     7. Disclosure of Information and Trade Secrets. Rodgers recognizes and acknowledges that all of the Confidential Information, as the same may exist from time to time, are the valuable, special, and unique assets of BANK IV. Rodgers therefore agrees that he will never, during or after the term of this Agreement, disclose any Confidential Information to any person, firm, corporation, bank, association, or other entity for any reason or purpose whatsoever, except for disclosures he is required by law to make or which has become publicly available by any means other than by Rodgers in breach of his obligations hereunder, nor will he remove or copy any files, memoranda, correspondence, notebooks, binders, record, plan, or device from the offices of BANK IV unless authorized by BANK IV in connection with his legal representation of BANK IV. In the event of a breach or threatened breach by Rodgers of any of the provisions of this Paragraph 7, BANK IV shall be entitled to injunctive or other equitable relief enjoining and restraining Rodgers from disclosing, in whole or in part, any Confidential Information. Nothing contained herein shall be construed as prohibiting BANK IV from pursuing any other remedies available to it for such breach or threatened breach.


     8. Restrictive Covenant. In consideration of the payment by BANK IV to Rodgers of the sum of $250,000 on the date hereof, for a period of five years from the termination for any reason of this Agreement, Rodgers will not, within Kay County, Oklahoma, or any county contiguous thereto, without the prior written consent of BANK IV, directly or indirectly, own, manage, operate, consult with, be employed by, provide services for, solicit business for, or be connected with the ownership, management, operation, or control of any commercial bank, savings and loan, credit union, or other business engaged in a business activity competitive to any business activity then engaged in by BANK IV. Rodgers agrees that, in addition to all other remedies otherwise available to BANK IV, BANK IV shall have the right to injunctive relief to restrain and enjoin any actual or threatened breaches of this provision and that if in any litigation that might arise of the provisions contained in this paragraph, a court should determine that the restrictions contained in this paragraph are too broad, or too long in duration, or too broad in geographic scope to be enforceable in equity, such provisions as such court might find unenforceable are amended only so much as shall be necessary in order for the restrictions contained herein to be enforceable and, as so amended, shall be enforced by such court.


     9. Termination of Existing Agreements. All existing employment and benefit agreements between Security and Rodgers, oral or written, express or implied are hereby terminated and cancelled as of the date hereof.


     10. Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the breach thereof, shall be settled by arbitration in the City of Tulsa in accordance with the Oklahoma Uniform Arbitration Act and judgement upon the award rendered may be entered in any court having jurisdiction thereof.


     11. Notices. Any notice or election required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to the residence of Rodgers, or to the principal office of BANK IV.


     12. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.


     13. Assignment. The rights and obligations of BANK IV under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of BANK IV.


     14. Entire Agreement. This instrument contains the entire Agreement of the parties on the subject matter hereof. This Agreement may not be changed orally but only by an agreement in writing signed by each party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.



     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                      BANK IV OKLAHOMA,
                      NATIONAL ASSOCIATION


                      By______________________________

                                   "BANK IV"



                      ________________________________
                      JAMES R. RODGERS

                                  "Rodgers"